Exhibit 5




                                 April 24, 1997


                               OPINION OF COUNSEL



Securities and Exchange Commission
Room 1004
450 Fifth Street N.W.
Washington, D.C.

Ladies and Gentlemen:

We have acted as counsel for Lee Enterprises, Incorporated, a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-3 (the "Registration Statement") of 3,293,286 shares of the Company's Common Stock, par value of $2.00 (the "Shares").

As counsel for the Company, we have examined the corporate organization of the Company and we have made such other examinations as we have deemed necessary and/or appropriate, including the Registration Statement on Form S-3 relating to the Shares, as a basis for the opinions hereinafter expressed. Based upon and subject to the foregoing and subject to the qualifications stated below, we express the following opinions:

The Shares will be legally issued, fully paid and nonassessable shares of the Company's Common Stock, $2.00 par value.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                 Sincerely,

                                                 /s/ Lane & Waterman